Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 1, 2020 with respect to the financial statements of Oak Street Health, LLC in the Registration Statement (Form S-1 No. 333- ) and related Prospectus of Oak Street Health, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young, LLP

Chicago, Illinois

February 8, 2021